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Exhibit 10.27

NEIGHBORCARE
NON-QUALIFIED DEFERRED COMPENSATION PLAN

(f/k/a Neighborcare, Inc. Deferred Compensation Plan)

(Restated, Effective December 1, 2003)

AMENDMENT NO. 1

        NeighborCare, Inc., a Pennsylvania corporation, hereby adopts this amendment to the NeighborCare Non-Qualified Deferred Compensation Plan ("Plan"). This amendment is adopted pursuant to Section 8.1 of the Plan.

        1.     Section 1.15 shall be amended to add the following sentence:

          "Additionally, any employee with the title of director and above of the Employer and eligible to participate in any component of NeighborCare's Equity Incentive Program shall be deemed an Eligible Employee."

        2.     Section 1.24 shall be amended and restated as follows:

          "1.24 Plan means the NeighborCare Non-Qualified Deferred Compensation Plan as described in this instrument."

        3.     Article I shall be amended to add the following Sections 1.31, 1.32 and 1.33:

          "1.31  Management Stock Purchase Plan means the plan adopted by the Board to offer certain management-level employees common stock of the Employer, subject to certain restrictions.

          1.32  NeighborCare Equity Incentive Program means the plan adopted by the Board to offer certain management-level employees common stock of the Employer, subject to certain restrictions.

          1.33  Equity-Based Compensation means any remuneration for services rendered to the Employer (in the form of stock of the Employer or units valued by reference to the stock of the Employer) which is granted or awarded pursuant to a plan or program of the Employer and which is subject to a restriction of transferability."

        4.     Effective July 1, 2004, the first sentence of Section 3.1 shall be amended and restated as follows:

          "3.1    Deferral of Base Pay and Bonuses.    Each Member may authorize the Employer to reduce: (i) up to fifty percent (50%) of his/her Base Pay with respect to a Plan Year; and (ii) up to ninety percent (90%) of his/her Bonus (other than Special Recognition Bonus and Executive Retention Bonus) with respect to a Plan Year; and have such amounts credited to his/her Account."

        5.     Effective October 1, 2004, Section 3.3 shall be amended and restated to read as follows:

          "3.3    Deferral of Equity Based Compensation.    Each Member may enter into a Deferral Agreement authorizing the Employer to defer receipt of Equity-Based Compensation and to have such Equity-Based Compensation credited to the Member's Account(s). Except as provided in Section 3.4 below, the Deferral Agreement shall be made on or before the earlier of:

            (A)  December 31st of the calendar year preceding the calendar year in which all restrictions on the applicable Equity-Based Compensation lapse, or

            (B)  The date which is six months prior to the date on which all restrictions on the applicable Equity-Based Compensation lapse.

  Such election shall state the amount of Equity-Based Compensation to be deferred as a percentage of the applicable measure and shall identify the Account(s) to which the Equity-Based Compensation is to be allocated. In no event, however, shall a Member's Equity-Based Compensation be allocated to an Account which would require distribution prior to the date upon which the restrictions on the Equity-Based Compensation lapse. The Equity-Based Compensation credited to Member's Account(s) shall be subject to all restrictions applicable to corresponding Equity-Based Compensation shares actually received by the Member including, but not limited to, forfeiture provisions. Upon lapse of the restrictions on the Equity-Based Compensation, common stock of the Employer (or its cash equivalent) may be credited to the Member's Account at the discretion of the Administrator."

        6.     Effective October 1, 2004, Section 3.4 shall be amended and restated to read as follows:

          "3.4    Deferral of Certain Equity-Based Compensation.    In the event that a Member receives a grant or award of Equity-Based Compensation and, as of the date of such grant or award, the Member cannot otherwise enter into a Deferral Agreement within the time period prescribed by Section 3.3, the Member shall be entitled to enter into a Deferral Agreement pursuant to this Section 3.4. In such case, the Member may enter into a Deferral Agreement provided that the Deferral Agreement is made at least thirty (30) days prior to the date on which the applicable restrictions lapse on such Equity-Based Compensation. This Section 3.4 shall only apply to that portion of a grant or award for which a timely election cannot be made under Section 3.3 above."

        7.     Except as specifically provided above, this Amendment shall be effective as of July 1, 2004. The provisions amended by Sections 5 and 6 above and shall apply to all grants or awards not otherwise subject to a Deferral Agreement on October 1, 2004.

        IN WITNESS WHEREOF, and as evidence of the adoption of this Amendment, NeighborCare, Inc. has caused the same to be executed by its duly authorized officers this 15th day of June, 2004.

ATTEST:		NEIGHBORCARE, INC.
By:	/s/ JOHN F. GAITHER, JR. John F. Gaither, Jr.	By:	/s/ JOHN J. ARLOTTA John J. Arlotta

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NEIGHBORCARE NON-QUALIFIED DEFERRED COMPENSATION PLAN
AMENDMENT NO. 1